Exhibit 5.2

[Chang & Chang Law Offices Letterhead]

August 5, 2005

Goldman Sachs International

Peterborough Court

133 Fleet Street

London EC4A 2BB

United Kingdom

Morgan Stanley Services Limited

c/o Morgan Stanley Dean Witter Asia Limited

26th Floor

Three Exchange Square

Central, Hong Kong

UBS AG

52/F

Two International Finance Centre

8 Finance Street, Central

Hong Kong

as Representatives of the several Underwriters named in Schedule I to the Underwriting Agreement among Chunghwa Telecom Co., Ltd., the Ministry of Transportation and Communications and the several Underwriters named therein

Chunghwa Telecom Co., Ltd.

21-3 Hsinyi Road, Section 1

Taipei, Taiwan

Republic of China

Dear Sirs:

We act as special Republic of China (the “ROC”) counsel for Chunghwa Telecom Co., Ltd. (the “Company”), a company incorporated under the laws of the ROC. We have been engaged by the Company to opine on the possible effect of certain relevant resolutions passed by the Legislative Yuan of the Republic of China (the “Legislative Yuan”) on the offering by the Ministry of Transportation and Communications (the “MOTC”) on behalf of the government of the ROC of American Depositary Shares (the “ADSs”), each ADS representing ten (10) common shares, par value NT$10 per share (the “Common Shares”), of the Company in the United States pursuant to a registration statement on Form F-3 filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) and the concurrent public auction of Common Shares in the Republic of China (collectively, the “Offering”).

In connection with the issuance of this opinion letter, we have reviewed the following resolutions and recommendation (collectively, the “Resolutions”):

(1)	a resolution passed by the Legislative Yuan on May 30, 2003 that in case of the privatization of Chunghwa Telecom Co., Ltd. (“CHT”) by ways of sale of CHT’s shares or capital increase for cash, such privatization shall not be made through negotiated transaction and open tender for the common shares of CHT may be conducted only after ten offers to the general public;

(2)	a resolution passed by the Legislative Yuan on June 10, 2004 that the government should cease disposing of CHT’s shares in any manner before CHT reaches agreement with, and sign collective agreement with, the labor union relating to employee benefit issues;

(3)	two resolutions passed by the Legislative Yuan in its 14th session on May 27, 2005 during the course of reviewing of the 2005 annual budget of the ROC Central Government that (a) CHT shall cease the execution of all share disposal activities and (b) the special approval by the Executive Yuan of the ROC (the “Executive Yuan”) to carry forward the budgets of the ROC Central Government and the subordinated entities (including business or non-business entities) relating to the share disposal which was not executed in the then current fiscal which violates Article 72 of the Budget Law and shall not be carried forward on share disposal transaction conducted by CHT;

(4)	a resolution passed by the Transportation Committee of the Legislative Yuan on May 26, 2004 that, in consideration of the Company’s monopoly market position and the nature of the company as public goods, the fair competition of the Taiwanese telecom market and safeguard of labor rights, the MOTC should report the detailed share release plan of the Company to the Transportation Committee for approval before engaging in such activities; and

(5)	a recommendation made by the Legislative Yuan on January 20, 2005 that (i) all privatization should be made after consultation with the Taiwan Confederation of Trade Unions; (ii) a collective agreement should be signed by each state-owned enterprises prior to its privatization and (iii) due respect should be placed and administrative interference should be limited on state-owned enterprises’ operation.

As to matters of fact material to this opinion, we have made due inquiries with and relied on the statements of officers and other representatives of the Company, public officials or others. Based on the foregoing, we are of the opinion that:

1.	The Resolutions have no legally binding effect on the Executive Yuan or on its authority to conduct the privatization of CHT by directing the Company and the MOTC to proceed with the Offering.

2.	Even if the Resolutions are found to have legal effect, the Resolutions will not affect the Offering or the validity of the sale of Common Shares and ADSs in connection with the Offering.

3.	The MOTC, as a participant in commercial transactions such as its role as a selling shareholder in connection with the Offering, is not entitled to sovereign immunity and may be sued in civil proceedings in connection with such transactions including its sale of shares pursuant to the Offering.

This opinion is given under and with respect to the present laws and practices of the ROC only. No opinion is expressly given as to the laws of any other jurisdiction. We hereby consent to the references to us under the headings “Prospectus Summary — Resolutions Passed by the Legislative Yuan”, “Resolutions Passed by the Legislative Yuan” and “Validity of Securities” in the prospectus contained in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is addressed to you and is for your benefit in connection with the Offering. It shall not be used, circulated, quoted, published or otherwise referred to or disseminated for any other purpose.

Very truly yours,

/s/ Chang & Chang Law Offices

Chang & Chang Law Offices

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